Exhibit 10.2

Reptron Electronics, Inc.

Incentive Compensation

Fremont Operation

Reptron Electronics, Inc. has successfully completed a reorganization which included the sale of unprofitable business units and a refinancing of public debt through a pre-negotiated Chapter 11 filing. The Company is now focusing on growing its core manufacturing operations. The combination of an improving economy, a growing customer base and hard work from employees, has enabled Reptron to return to profitable operating results.

Through the difficult period of a declining industry and the Company’s reorganization, Reptron has reduced headcount and implemented a wage freeze. Most of the Company’s workforce of approximately 1,000 employees has not received an increase in compensation for the past three to five years. The Company is now reviewing base compensation levels and incentive compensation programs to motivate and properly reward success.

The Fremont operation (Reptron Outsource Manufacturing and Design – “ROMD”) has experienced profitable operating results during 2004. Sales increased about 40% to total $18 million. ROMD will record operating profit of approximately $2.4 million and pre-tax profit (after allocation of corporate overhead ~ $400,000, and working capital interest ~ $150,000) of approximately $1.8 million.

ROMD is developing an incentive program designed to reward success while keeping base compensation at the current rate. This incentive program addresses all employees in the operation including direct labor, indirect labor, selling and administrative employees and the management team. The incentive compensation earned is a function of operating income as outlined in the following chart.

Operating Income	Workforce Incentive Rate	Mgmt Team Incent. Rate
$0 - $499,999	1% of base pay	N/A
$500,001 - $1,000,000	1% of base pay	2% of operating income
$1,000,001 - $1,500,000	1% of base pay	2% of operating income
$1,500,001 - above	0% of base pay*	2% of operating income

*Cumm. max of 3% of base

The estimated incentive compensation earned during 2004 under this program (assuming the estimated operating income amount of $2.4 million is achieved) is outlined in the table which follows.

Operating Income	Workforce Bonus*	President	Vice President	Director of Technical Sales		Director of Operations
$0 - $499K	$23,000	$0	$0	$0		$0
$501K-$1M	$23,000	$10,000	$10,000	$10,000		$10,000
$1M-$1.5M	$23,000	$10,000	$10,000	$10,000		$10,000
$1.5M +	$0	$18,000	$18,000	$6,250		$18,000

Total	$69,000	$38,000	$38,000	$26,250	*	$38,000

	*Est. annual p/roll of $2.3M			*maximum of 15% of base pay

The calculation of the general workforce incentive payment will use the methodology previously described in order to compute the total “bonus pool” amount. Management will then allocate this pool to specific individuals based on merit. Of course, the 2004 incentive payments in the preceding chart are simply estimates. The actual amounts to be paid cannot be determined until the financial statements are prepared through the end of the year.

In the future, the incentive pay will be calculated on a quarterly basis by annualizing the current quarterly results, and distributions will be made in each quarter that a balance is due. The general workforce quarterly distribution amount will not exceed 25% of the total maximum annual amount that can be earned. Since the annual limitation for the general workforce is 3% of base pay, any quarterly distribution is limited to .75% of base pay ($17,250 in the example computed in the previous charts). At the end of each year, reconciliations will be performed to determine if additional amounts are due by computing the year to date incentive pay that was earned on the annual operating results and deducting the previous payments which have been made. The Company will not deduct from employee pay, any overpayments which may have occurred during the year due to wide fluctuations of quarterly profitability.

The management team will also receive quarterly payments of incentive pay earned. In this case, year to date results will be annualized each quarter to determine the annual incentive pay earned based on operating results through that period. The management team will then receive the year to date balance earned less any previous payouts already made. For example, if ROMD earned pre-tax income totaling $1,000,000 through six months the annualized pre-tax earning would compute to $2,000,000. Applying the 2% incentive rate to these results computes to an incentive payment of $30,000 owed on the annual results. Since only six months of the year are complete, one half of this amount ($15,000) would be earned. The actual payout would equate to the balance earned ($15,000) less any payout made in the first quarter.

The implementation of this incentive pay program provides the basis to reward employees for success while keeping base compensation costs at current levels. This pay program should provide a long term framework for employee compensation as the Company moves forward in the years to come. However, the Company reserves the right to review this plan and make any adjustments necessary in order to keep overall compensation at reasonable levels.

Reptron Outsource Manufacturing and Design:	Reptron Electronics, Inc.:

Steven R. Guma – President	Paul J. Plante – Chief Executive Officer

Date	Date

Linda Lee Guma – Vice President

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